Exhibit 99.1

Press Release February 16, 2012
7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics to Expand Production of Special-Bar-Quality Steels

FORT WAYNE, INDIANA, February 16, 2012 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that its board of directors has approved an expansion of its Engineered Bar Products Division located in Pittsboro, Indiana.   The expansion is intended to both increase the steel mill’s capacity to produce special-bar-quality (SBQ) steel bars and to expand the mill’s product offerings of high-quality small-diameter SBQ bars.

The expansion is expected to increase the mill’s overall annual production capacity from 625,000 tons to 950,000 tons, a 52 percent increase.  Subject to the anticipated receipt of necessary permits, which the company expects to be forthcoming in short order, and the receipt of state and local government support, the project is scheduled to be completed in the second half of 2013 and to cost approximately $76 million.  With this additional capacity, the company’s Engineered Bar Products Division would be among the largest single-site SBQ production facilities in North America.  The expansion includes numerous enhancements to the facility’s rolling mill for the production of precision sized bars, as well as improvements in material handling and staging.  The company also plans to expand the mill’s bar finishing capabilities for non-destructive testing of finished bars, potentially doubling its inspection capacity.

The principal modification to the mill is the planned addition of a second rolling line that will permit the concurrent production of small-diameter precision and larger-diameter bars.  The company believes that the expansion can be accomplished with no disruption to existing operations, as the new line is essentially separate from current operations.  Billets for the new rolling mill are expected to be supplied by existing capacity at the Pittsboro melt shop as well as high quality production from the company’s Structural and Rail Division.

“We are excited to announce this growth initiative,” said Mark D. Millett, Chief Executive Officer “This investment will allow us to further expand and diversify our value-added product portfolio in a capital efficient manner.  Our customers have encouraged us to expand our product offerings as a means of further establishing the Pittsboro facility as a “one stop shop” for all of their SBQ needs.  Since start-up in 2004, our Engineered Bar Product’s team has partnered with a variety of customers to supply them with high-quality SBQ products.  Our team has achieved a reputation for on-time performance, flexibility in scheduling, and consistent high quality.  With this new investment, we expect to be able to build on that reputation.  We plan to continue to offer these service and quality benefits, along with a broader product portfolio to our existing customers, and we look forward to establishing relationships with new customers.

The increased production capacity will be focused on small-diameter precision SBQ bars (1-inch to 3-inch).  These smaller diameter bars are used in a variety of transportation, industrial, energy, and automotive applications. With these products, the company expects to be able to substantially increase its penetration of the markets for SBQ products in the U.S.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.0 billion in 2011, 6,500 employees, and manufacturing facilities primarily located throughout the United States (five steel mills, six steel processing facilities, two iron production facilities, over 70 metals recycling locations and six steel fabrication plants).

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others: the effects of prolonged or deepening recession on industrial demand; general or specific sector (i.e., automotive, consumer appliance or construction) economic conditions affecting steel consumption; the impact of price competition, whether domestic or the result of foreign imports; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Fred Warner, Investor Relations Manager / (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com